                                                                   Exhibit 10.37

                         CREDENCE SYSTEMS CORPORATION
                              215 Fourier Avenue
                               Fremont, CA 94539

                                March 30, 2001

Mr. John R. Detwiler

Dear John:

          We are pleased to inform you that the Company's Board of Directors has approved a special severance benefit program for you. The purpose of this letter agreement is to set forth the terms and conditions of your severance benefits and to explain the limitations that will govern their overall value.

          Your severance package will become payable should the Company terminate your employment, or should you otherwise resign from the Company, under certain circumstances following a substantial change in ownership or control of the Company or upon the appointment of a new permanent Chief Executive Officer. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this letter agreement. The benefits comprising your severance package are detailed in Part Two, and certain restrictions applicable to your benefits are specified in Part Three. Part Four sets forth the dollar limitation which will govern your total severance package in the event your termination occurs in connection with a change in control or ownership of the Company. Part Five deals with ancillary matters affecting your severance arrangement.

                            PART ONE -- DEFINITIONS

          For purposes of this letter agreement, the following definitions will be in effect:

          Average Compensation means the average of your W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which a Change in Control is effected. Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in your Average Compensation.

          Base Salary means the monthly rate of base salary in effect for you immediately prior to the Change in Control or Change in Management (as applicable) or (if greater) the monthly rate of base salary in effect at the time of your Involuntary Termination.

          Board means the Company's Board of Directors.

          Change in Control means a change in the ownership or control of the Company effected through any of the following transactions:
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                                                                          Page 2

               (i) a merger or consolidation approved by the Company's stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

               (ii) any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company;

               (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders; or

               (iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or
          (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

          Change in Management means the appointment by the Board of a new permanent Chief Executive Officer.

          Code means the Internal Revenue Code of 1986, as amended.

          Common Stock means the Company's common stock.

          Company means Credence Systems Corporation, a Delaware corporation, or any successor corporation, whether or not resulting from a Change in Control.

          Disability means your inability to perform the normal and usual duties of your position with the Company by reason of any physical or medical impairment which is expected to result in death or continue for a period of twelve (12) consecutive months or more.
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                                                                          Page 3

          Fair Market Value means, with respect to the shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price reported for the Common Stock on the date in question, then the Fair Market Value will be the closing selling price on the last preceding date for which such report exists.

          Health Care Coverage means the continued health care coverage to which you and your eligible dependents may be entitled during any Salary Continuation Period in effect for you under this letter agreement.

          Involuntary Termination means (i) the involuntary termination of your employment with the Company other than a Termination for Cause or (ii) your voluntary resignation within ninety (90) days following (A) a material reduction in your duties and responsibilities as Senior Vice President and Chief Financial Officer of the Company or (B) a material reduction in your level of cash compensation (rate of Base Salary plus target bonus under any corporate-performance based bonus or incentive programs) or (C) the consummation date of a Change of Control pursuant to which a comparable position in the Company is not offered to you by the acquiring entity in the Change of Control transaction.

          In no event shall any of the following constitute grounds for a resignation qualifying as an Involuntary Termination under this letter agreement:

          - a change or other alteration in your duties which occurs by reason of the Company's conversion from a public company into a subsidiary or division of the acquiring entity in a Change in Control transaction but which does not otherwise materially affect your day-to-day functions; or

          - a general reduction in the level of base salary or target bonuses payable to the executive officers of the Company which is applied to all or substantially all of the Company's executive officers in connection with a cost reduction program.

          In addition, an Involuntary Termination will not be deemed to occur in the event your employment terminates by reason of your death or Disability or a Termination for Cause or in the event the acquiring entity in a Change in Control transaction offers you a position comparable to your position with the Company immediately prior to the Change in Control and at substantially the same level of cash compensation.

          Life Insurance Coverage means the continued coverage to which you may be entitled under the Company's group-term and executive life insurance plans during any Salary Continuation Period in effect for you under this letter agreement.
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                                                                          Page 4

          Option means any option granted to you under the Plan which is outstanding at the time of the Change in Control or Change in Management (as applicable) or upon your subsequent Involuntary Termination. In connection with a Change in Control, your Options will be divided into two (2) separate categories as follows:

               Acquisition-Accelerated Options: any outstanding Option (or
               -------------------------------
     installment thereof) which automatically accelerates, pursuant to the acceleration provisions of the agreement evidencing that Option, upon a Change in Control.

               Severance-Accelerated Options: any outstanding Option (or
               -----------------------------
     installment thereof) which, pursuant to Part Two of this letter agreement, accelerates upon your Involuntary Termination following the Change in Control.

          Option Parachute Payment means, with respect to any Acquisition-Accelerated Option or any Severance-Accelerated Option, the portion of that Option deemed to be a parachute payment under Code Section 280G and the Treasury Regulations issued thereunder. The portion of such Option which is categorized as an Option Parachute Payment will be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and will include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company's employ as a condition to the vesting of the accelerated installment. In no event, however, will the Option Parachute Payment attributable to any Acquisition-Accelerated Option or Severance-Accelerated Option (or accelerated installment) exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

          Other Parachute Payment means any payment in the nature of compensation (other than the benefits to which you become entitled under Part Two of this letter agreement) which are made to you in connection with the Change in Control and which accordingly qualify as parachute payments within the meaning of Code Section 280G(b)(2) and the Treasury Regulations issued thereunder. Your Other Parachute Payment will include (without limitation) the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment attributable to your Acquisition-Accelerated Options (if any).

          Parachute Payment means any payment or benefit provided you under Part Two of this letter agreement in connection with a Change in Control (other than the Option Parachute Payment attributable to your Severance-Accelerated Options) which is deemed to constitute a parachute payment within the meaning of Code
Section 280G(b)(2) and the Treasury Regulations issued thereunder.

          Plan means (i) the Company's 1993 Stock Option Plan, as amended or restated from time to time, and (ii) any successor stock incentive plan subsequently implemented by the Company.
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                                                                          Page 5

          Present Value means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Involuntary Termination, including (without limitation) the Option Parachute Payment attributable to your Severance-Acceleration Options, the additional benefits to which you become entitled under Part Two of this letter agreement and the Option Parachute Payment attributable to your Acquisition-Accelerated Options. The Present Value of each such payment will be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control or Change.

          Salary Continuation Period means the period for which the payment of your Base Salary may, pursuant to Part Two of this letter agreement, be continued following an Involuntary Termination of your employment within a specified period following a Change in Control or Change in Management (as applicable).

          Termination for Cause means the Company's termination of your employment for any of the following reasons: (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your unauthorized use or disclosure of any confidential or proprietary information of the Company, (iii) any intentional misconduct by you which has a materially adverse effect upon the Company's business or reputation or (iv) your continued failure to perform the major duties, functions and responsibilities of your position after you have received written notice from the Company identifying the deficiencies in your performance and have been given a reasonable opportunity to cure those deficiencies, if curable.

                         PART TWO - SEVERANCE BENEFITS

          Should your employment with the Company terminate by reason of an Involuntary Termination within twelve (12) months after a Change in Control or Change in Management, then you will become entitled to receive the severance benefits provided under this Part Two. However, those benefits will be subject to the restrictive covenants of Part Three of this letter agreement and will be in lieu of all other severance benefits to which you might otherwise be entitled
upon such termination of your employment.   In addition, any severance benefits
paid to you in connection with an Involuntary Termination following a Change in Control will be subject to the dollar limitation of Part Four.

          1.   Accelerated Vesting.
               -------------------

               (a) Change in Management. Should your employment with the Company terminate by reason of an Involuntary Termination within twelve
     (12) months after a Change in Management, then a portion of each outstanding Option which you hold at the time of your Involuntary Termination, to the extent not otherwise exercisable for all the shares of Common Stock subject to that
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                                                                          Page 6

     Option, will immediately become exercisable on an accelerated basis and may be exercised for any or all of the shares subject to that accelerated portion until the earlier of (i) the expiration of the option term or (ii)
                       -------
     the end of the three (3)-month period following the date of your Involuntary Termination. The number of option shares which shall vest and become exercisable upon such an accelerated basis in connection with such Involuntary Termination shall be equal to the number of shares for which the Option would have become exercisable under the Exercise Schedule in effect for that Option had you remained in the Company's employ for an additional twelve (12) month period after such Involuntary Termination. However, to the extent any Option is not exercisable for one or more shares at the time of your Involuntary Termination, after taking into account the acceleration provided under this paragraph, the Option will immediately terminate with respect to those shares.

               (b) Change in Control. Should your employment with the Company terminate by reason of an Involuntary Termination within twelve (12) months after a Change in Control, each outstanding Option which you hold at the time of your Involuntary Termination, to the extent not otherwise exercisable for all the shares of Common Stock subject to that Option, will immediately become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares until the earlier of (i) the expiration of the option term or (ii) the end of the
     -------
     three (3)-month period following the date of your Involuntary Termination.

          2.   Severance Payment.
               -----------------

          You will be entitled to salary continuation payments at your applicable rate of Base Salary for a Salary Continuation Period of twelve (12) months. These salary continuation payments will be made to you in accordance with the Company's normal payroll practices and will be subject to the Company's collection of all applicable federal and state income and employment withholding taxes.

          3.   Health Care Coverage.
               --------------------

          Should you elect continued health care coverage under the Company's medical plan pursuant to your rights under Code Section 4980B ("COBRA"), the Company will provide such COBRA coverage, without charge, to you and your eligible dependents. Such Company-paid coverage will continue until the earlier
                                                                         -------
of (i) the expiration of your Salary Continuation Period or (ii) the first date on which you are covered under another employer's health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which you and your dependents may be entitled under COBRA following the period of such Company-paid coverage will be at your sole cost and expense.
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                                                                          Page 7


          4.   Life Insurance Coverage.
               -----------------------

          You will be entitled to Life Insurance Coverage through your continued participation in the Company's group term and executive life insurance plans following your Involuntary Termination, and the Company will pay the entire premium charged for such continued Life Insurance Coverage. Such Company-paid coverage will continue until the earlier of (i) the expiration of your Salary
                                 -------
Continuation Period or (ii) the first date on which you are provided with comparable coverage under another employer's life insurance plan. However, you will be responsible for the satisfaction of any income and employment tax liability attributable to your Company-paid Life Insurance Coverage.

          Your payments and benefits under Paragraphs 2, 3 and 4 of this Part Two will immediately terminate in the event you fail to abide by the restrictive
covenants set forth in Part Three of this letter agreement.   In addition, those
payments and benefits will be subject to the dollar limitation of Part Four of this letter agreement in the event of your Involuntary Termination following a Change in Control.

                       PART THREE -- CONSULTING SERVICES
                       AND SPECIAL RESTRICTIVE COVENANTS

          1.   Consulting Services.
               -------------------

          In consideration for the salary continuation payments to which you become entitled under Part Two, you will make yourself available during the Salary Continuation Period to render such consulting services to the Company within your area of expertise as may reasonably be requested by the Company's Chief Executive Officer, but in no event may more than ten (10) hours of such services will be required of you per month.

          2.   Cessation of Benefits.
               ---------------------

          Your Salary Continuation Period will immediately terminate, and all salary continuation payments and Company-paid Health Care Coverage and Life Insurance Coverage will immediately cease, should you:

               (a) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided,
                                                                  --------
     however, that such restriction will not apply to any passive investment representing an interest of less than one percent (1%) of an outstanding class of publicly-traded securities of any corporation or other enterprise;
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                                                                          Page 8

               (b) encourage or solicit any of the Company's employees to leave the Company's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or

               (c) induce any of the Company's clients, customers, suppliers, vendors, distributors, licensors or licensees to terminate their existing business relationships with the Company or interfere in any other manner with any existing business relationship between the Company and any client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

                      PART FOUR -- LIMITATION ON BENEFITS

          The benefit limitation of this Part Four shall be applicable only to the extent the payments and benefits made to you pursuant to Paragraphs 2, 3 and 4 of Part Two are attributable to your Involuntary Termination following a Change in Control.

          1.   Benefit Limit.
               -------------

          The aggregate Present Value (measured as of the Change in Control) of the benefits to which you become entitled under Part Two at the time of your Involuntary Termination, namely, the salary continuation payments, the Option Parachute Payment attributable to your Severance-Accelerated Options and your Company-paid Health Care Coverage and Life Insurance Coverage, will in no event exceed in amount the greater of the following dollar amounts (the "Benefit
                     -------
Limit"):

               (a) 2.99 times your Average Compensation, less the Present Value, measured as of the Change in Control, of all Other Parachute Payments to which you are entitled, or

               (b) the amount which yields you the greatest after-tax amount of benefits under Part Two of this letter agreement after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits which are provided you under Part Two or which constitute Other Parachute Payments.

          The Option Parachute Payment attributable to the accelerated vesting of your Acquisition-Accelerated Options at the time of the Change in Control shall also be subject to the Benefit Limitation. However, no other terms or provisions of your Acquisition-Accelerated Options shall be affected by this letter agreement.
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                                                                          Page 9

          2.   Resolution Procedure.
               --------------------

          In the event there is any disagreement between you and the Company as to whether one or more payments to which you become entitled in connection with either the Change in Control or your subsequent Involuntary Termination constitute Parachute Payments, Option Parachute Payments or Other Parachute Payments or as to the determination of the Present Value of any of those payments, such dispute will be resolved as follows:

               (i) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

               (ii) In the event Treasury Regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to independent tax counsel mutually acceptable to you and the Company ("Independent Counsel"). The resolution reached by Independent Counsel will be final and controlling; provided, however, that if in the judgment of Independent
                       --------
          Counsel the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted by Independent Counsel, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. All expenses incurred in connection with the retention of Independent Counsel and (if applicable) the preparation and submission of the ruling request will be shared equally by you and the Company.

               (iii) In the event Treasury Regulations (or applicable judicial decisions) do not address the appropriate valuation methodology for any payment in dispute, the Present Value thereof will, at the Independent Counsel's election, be determined through an independent third-party appraisal, and the expenses incurred in obtaining such appraisal will be shared equally by you and the Company.

          3.   Status of Benefits.
               ------------------

               A. No benefits shall be provided you under Part Two of this letter agreement (including the accelerated vesting of your outstanding Options, the salary continuation payments and the Company-paid Health Care Coverage and Life Insurance Coverage) until the
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                                                                         Page 10

Present Value of the Option Parachute Payment attributable to both your Severance-Accelerated Options and your Acquisition-Accelerated Options has been determined and the status of any payments in dispute under Paragraph 2 above has been resolved in accordance therewith. The post-service exercise period in effect for your Options shall be stayed and shall not run until the resolution process hereunder is completed.

               B. Once the requisite determinations under Paragraph 2 have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of (i) the Option Parachute Payment attributable to your Severance-Accelerated Options (or installments thereof) plus (ii) the Parachute Payment attributable to your other benefit entitlements under Part Two of this letter agreement would, when added to the Present Value of all your Other Parachute Payments (including the Option Parachute Payment attributable to your Acquisition-Accelerated Options), exceed the Benefit Limit, your salary continuation payments will first be reduced, and then the period of your Company-paid Health Care Coverage and Life Insurance Coverage will be shortened, to the extent necessary to assure that such Benefit Limit is not exceeded.

                          PART FIVE -- MISCELLANEOUS

          1.   Termination for Cause.
               ---------------------

          Should your employment cease by reason of a Termination for Cause or should you depart or voluntarily resign under circumstances which would otherwise constitute grounds for a Termination for Cause, then the Company will only be required to pay you (i) any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no benefits will be payable to you under Part Two of this letter agreement.

          2.   Death.
               -----

          Should you die before receipt of one or more salary continuation payments to which you become entitled under this letter agreement, then those payments will be made to the executors or administrators of your estate. Should you die before you exercise all your outstanding Options as accelerated hereunder, then such Options may be exercised, within twelve (12) months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the specified expiration date of the option term.

          3.   General Creditor Status.
               -----------------------

          All cash payments to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other
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                                                                         Page 11

segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

          4.   Indemnification.
               ---------------

          To the maximum extent permitted by applicable law, the indemnification provisions for Officers and Directors under the Company By-Laws and Certificate of Incorporation and pursuant to contract will be extended to you, during the period following your Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

          5.   Miscellaneous.
               -------------

          This letter agreement will be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity in any Change in Control) and is to be construed and interpreted under the laws of the State of California. This letter agreement supersedes all prior agreements between you and the Company relating to the subject of severance benefits payable upon a change in control or ownership of the Company or a change in management, and you will not be entitled to any other severance benefits upon such a termination other than those that are provided in this letter agreement or your stock option agreements and the Plan. This letter agreement specifically supersedes those provisions of the employee offer letter agreement dated March 12, 1999 by and between the Company and you as such provisions relate to the subject matter of this letter agreement. This letter may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to you or the Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

          6.   At Will Employment.
               ------------------

          Nothing in this letter agreement is intended to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of specific duration or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each, to terminate your employment at will or as otherwise specified in your employment contract.

          Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

                                 Very truly yours,


                                 CREDENCE SYSTEMS CORPORATION

                                 By: /s/ Graham Siddall
                                    ---------------------------------
                                 Name:    Graham Siddall
                                       ------------------------------
                                 Title:   President & CEO
                                        -----------------------------


                                  ACCEPTANCE

          I hereby agree to all the terms and provisions of the foregoing letter agreement governing the special benefits to which I may become entitled upon an involuntary termination of my employment, or my voluntary resignation, under certain prescribed circumstances following a change in control or ownership of the Company or the appointment of a new permanent Chief Executive Officer of the Company. I also have had an opportunity to consult with my own counsel. I acknowledge that Brobeck, Phleger & Harrison LLP serves as counsel to the Company with respect to the foregoing letter agreement.

                         Signature:    /s/ John R. Detwiler
                                    --------------------------------------------
                         Dated:     March 30, 2001
                                ------------------------------------------------